Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and Related Prospectus of Eldorado Resorts, Inc. for the registration of 35,630,866 shares of its common stock and to the incorporation by reference therein of our report dated March 24, 2015, with respect to the consolidated financial statements of Circus and Eldorado Joint Venture, LLC at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included as Exhibit 99.2 in Eldorado Resorts, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California

November 3, 2016